UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 30, 2007
Date of Report (Date of earliest event reported)
______________________________________________________

WEIS MARKETS, INC.
(Exact name of registrant as specified in its charter)
______________________________________________________

        Pennsylvania                                      1-5039                                                 24-0755415
(State or other jurisdiction                          (Commission                                            (IRS Employer
          of incorporation)                                    File Number)                                         Identification No.)

1000 South Second Street, Sunbury, PA 17801
(Address of principal executive offices) (Zip Code)

(570) 286-4571
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

     On July 20, 2007, the Company released its earnings for the second quarter ended June 30, 2007. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibit.
           99.1 Weis Markets, Inc. July 20, 2007 press release announcing its second quarter 2007 earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIS MARKETS, INC.

Dated: July 23, 2007

By:  /s/ William R. Mills
 William R. Mills
Senior Vice President, Treasurer
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.                                                                             Description

  99.1            Weis Markets, Inc. July 20, 2007 press release announcing its second quarter 2007 earnings.

EXHIBIT 99.1

WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 286-3636	July 20, 2007
E-Mail: dcurtin@weismarkets.com
WEIS MARKETS REPORTS INCREASES IN SECOND QUARTER SALES AND EARNINGS

     (SUNBURY, PA) – Weis Markets, Inc. (NYSE: WMK) today said its second quarter sales increased 3.0% to $578.8 million for the thirteen-week period ending June 30, 2007 compared to the same period a year ago while its comparable store sales increased 3.2%.

     The Company's second quarter basic and diluted earnings per share increased $.10 to $.67 per share while net income increased 17.2% to $18.2 million.

     Second quarter earnings were favorably impacted by the sale of two properties generating a $5.3 million pre-tax gain. Expenses as a percentage of sales remained consistent due to recently implemented cost control initiatives, as compared to the same period last year.

     The Company said its sales continue to benefit from perishable department sales growth, successful sales building strategies and aggressive promotional activity.

YEAR TO DATE

     For the twenty-six week period ending June 30, 2007, the Company's year-to-date sales increased 3.7% to $1.2 billion while comparable store sales are up 3.6%. Year-to-date basic and diluted earnings per share increased $.04 to $1.17 and net income increased 3.7% to $31.6 million.

     Founded in 1912, Weis Markets, Inc. marked its 95th year of operation in May. The Mid-Atlantic food retailer currently operates 157 stores in five states: Pennsylvania, Maryland, New York, New Jersey and West Virginia.

# # #

     In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

     The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc. and Subsidiaries
Comparative Summary of Unaudited Sales & Earnings
Second Quarter - 2007
	13 Week	13 Week
	Period Ended	Period Ended	Increase
	June 30, 2007	July 1, 2006	(Decrease)
Net Sales	$578,812,000	$561,944,000	3.0%
Income Before Taxes	28,426,000	24,062,000	18.1%
Provision for Income Taxes	10,268,000	8,571,000	19.8%
Net Income	$18,158,000	$15,491,000	17.2%

Weighted-Average
Shares Outstanding	27,001,000	27,032,000	(31,000)
Basic and Diluted
Earnings Per Share	$0.67	$0.57	$0.10

	26 Week	26 Week
	Period Ended	Period Ended	Increase
	June 30, 2007	July 1, 2006	(Decrease)
Net Sales	$1,150,607,000	$1,109,729,000	3.7%
Income Before Taxes	48,868,000	47,401,000	3.1%
Provision for Income Taxes	17,305,000	16,974,000	2.0%
Net Income	$31,563,000	$30,427,000	3.7%

Weighted-Average
Shares Outstanding	27,002,000	27,034,000	(32,000)
Basic and Diluted
Earnings Per Share	$1.17	$1.13	$0.04